Exhibit 99.1

Latin American-Focused SPAC Rose Hill Acquisition Corporation Announces Pricing of $125,000,000 Million Initial Public Offering

ATLANTA, GEORGIA, October 13, 2021 /PRNewswire/ — Rose Hill Acquisition Corporation (the “Company”) today announced the pricing of its initial public offering of 12,500,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “ROSEU” beginning on October 14, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the Nasdaq under the symbols “ROSE” and “ROSEW,” respectively.

Cantor Fitzgerald & Co. is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,875,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 13, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rose Hill Acquisition Corporation

Rose Hill Acquisition Corporation is a newly formed blank check company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

While the Company may pursue an initial business combination target in any business, industry or geographic location, the Company intends to focus on companies that operate in Latin American markets with an enterprise value of between $400 million to $1.0 billion.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Juan Jose Rosas

Co-CFO and Director

jj@rosehillacq.com

+1 (607) 279-2371

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